EXHIBIT 99.2

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong 408-523-2175 Sarah Norton 408-523-2161

INTUITIVE SURGICAL ANNOUNCES RECORD $23.4 MILLION THIRD

QUARTER REVENUE, UP 37%

SUNNYVALE, CALIF. October 27, 2003 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the leader in operative surgical robotics, today reported third quarter 2003 sales of $23.4 million, increasing 37% from $17.1 million for the third quarter of 2002. Higher sales were driven by continued recurring revenue growth, higher da Vinci® Surgical System unit shipments, and fourth surgical arm shipments. Third quarter 2003 recurring revenue totaled $7.7 million, up 98% over the prior year and up $1.4 million, or 21%, sequentially from the second quarter of 2003. Recurring revenue increased to 33% of total sales from 23% during the third quarter last year.

Intuitive shipped 15 da Vinci® Surgical Systems during the third quarter 2003, compared to 14 during the third quarter last year. Intuitive ended the quarter with 192 cumulative da Vinci® Surgical System placements. Intuitive’s successful fourth surgical arm upgrade again bolstered revenue, as the company shipped 16 fourth arms in the third quarter, after introducing and shipping 9 units in the previous quarter. Overall third quarter 2003 system revenue increased to $15.7 million from $13.2 million during the third quarter last year.

Effective July 1, 2003, Intuitive prospectively adopted EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Under EITF 00-21, a portion of the overall system price attributable to the first year of service is deferred and recognized as revenue over the course of the first year. Previously, in accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” Intuitive recognized this amount in the period the system was delivered and accepted and accrued the estimated costs of providing service in that same period. As a result of the adoption of EITF 00-21, $1.7 million of revenue was deferred during the third quarter for recognition in future quarters.

The following chart summarizes current quarter and year-to-date revenue by product category and da Vinci® Surgical System placements. As a result of the prospective adoption of EITF 00-21 on July 1 2003 described previously, only the third quarter 2003 figures reflect the impact of this accounting change and none of the previous periods have been restated.

	Third Quarter			Year-to-Date
	2003	2002	Var.	2003	2002	Var.
Revenue ($ Millions)

Systems	$15.7	$13.2	$2.5	$44.6	$40.5	$4.1
Instruments/Accessories	$5.0	$2.5	$2.5	$12.7	$6.9	$5.8
Service	$2.7	$1.4	$1.3	$6.8	$3.5	$3.3

	$23.4	$17.1	$6.3	$64.1	$50.9	$13.2

da Vinci® Surgical System Population

Placements	15	14	1	43	43	0
Cumulative Placements	192	132	60	192	132	60

Gross profit for the third quarter of 2003 was 55.9%, compared with 51.2% for the third quarter of 2002. The improvement in 2003 gross margin was driven by lower product material costs, improved factory productivity, and product reliability improvements.

Third quarter 2003 operating expenses of $16.7 million were $1.1 million higher than the $15.6 million reported for the third quarter of 2002 and $3.7 million higher than the $13.0 million reported for the second quarter of 2003. The increase over the second quarter of this year primarily reflected increased operating expenses assumed in the Computer Motion acquisition and non-recurring costs to integrate the companies. Because the Computer Motion acquisition closed on June 30, 2003, Intuitive’s second quarter contained no Computer Motion operating expenses, while the third quarter contained the full quarter’s expenses.

Net loss for the third quarter 2003 was $3.4 million, or $0.12 per share, compared to $6.5 million, or $0.35 per share, last year.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical said, “We are pleased with our record third quarter sales and our continued recurring revenue growth. As expected, we incurred a net loss this quarter as we digested the Computer Motion acquisition. At this point our integration of Computer Motion is substantially complete.”

The company will also announce these results at a conference call today at 8:00 AM PST. The dial-in numbers for the call are 877-909-3508 for participants located in the U.S. and 484-630-4228 for participants located outside the U.S. The passcode is ISRG and the meeting leader is Mr. Lonnie Smith. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products:

The da Vinci® Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite® 3-D vision system, a patient-side cart consisting of three or four robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist® Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci® Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports.

The Zeus® System is an advanced microsurgery robotics suite, consisting of an ergonomic surgeon control console and three table-mounted robotic arms, which act as the surgeon’s hands and eyes during endoscopic surgery.

The Aesop® Endoscope Positioner is a voice-activated robotic arm that automates the critical task of endoscope positioning, providing the surgeon with direct control over a smooth, precise and stable view of the internal surgical field.

The Hermes® Control Center is a centralized system designed to voice control a series of networked “smart” medical devices.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; our ability to achieve anticipated synergies and cost savings of our acquisition of Computer Motion and the rate at which these anticipated synergies and costs savings are achieved; our ability to integrate the operations of Computer Motion with our operations, including the respective research and development operations, personnel, product lines and technology, and the rate at which the operations of the two companies are integrated; and unanticipated manufacturing disruptions, delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products. Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Intuitive®, da Vinci®, InSite®, EndoWrist®, Zeus®, Hermes®, and Aesop® are registered trademarks of Intuitive Surgical, Inc.

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	3 Months Ended
	9/30/03	9/30/02
Sales:
Products	$20,651	$15,723
Services	2,742	1,358

Total sales	23,393	17,081

Cost of sales:
Products	9,305	7,499
Services	1,009	841

Total cost of sales	10,314	8,340

Gross profit	13,079	8,741
Gross profit %	55.9%	51.2%

Operating costs and expenses:
Selling, general, and administrative	12,335	11,693
Research and development	4,407	3,890

Total operating costs and expenses	16,742	15,583
Income/(loss) from operations	(3,663)	(6,842)
Interest income/(expense)	310	378

Net income/(loss)	$(3,353)	$(6,464)

Net income/(loss) per share –
Basic and diluted	$(0.12)	$(0.35)

Weighted average shares outstanding used to compute net loss per share–
Basic and diluted	26,878	18,250

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	9 Months Ended
	9/30/03	9/30/02
Sales:
Products	$57,317	$47,424
Services	6,764	3,453

Total Sales	64,081	50,877

Cost of sales:
Products	23,982	22,666
Services	2,976	2,406

Total cost of sales	26,958	25,072

Gross profit	37,123	25,805
Gross profit %	57.9%	50.7%

Operating costs and expenses:
Selling, general, and administrative	31,933	30,262
Research and development	11,457	12,767

Total operating costs and expenses	43,390	43,029
Income/(loss) from operations	(6,267)	(17,224)
Interest income/(expense)	1,499	1,403

Net income/(loss)	$(4,768)	$(15,821)

Net income/(loss) per share – basic and diluted	$(0.22)	$(0.87)

Weighted average shares outstanding used to compute net loss per share	21,296	18,199

INTUITIVE SURGICAL, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS)

	9/30/03	6/30/03
Assets
Current assets:
Cash and cash equivalents	$12,478	$17,681
Short-term investments	22,971	25,169
Accounts receivable, net	23,656	21,855
Non trade receivable	500	—
Inventories, net	12,746	13,601
Prepaid expenses	2,753	2,046

Total current assets	75,104	80,352

Property and equipment, net	10,688	11,630
Goodwill	142,995	142,658
Other assets	9,977	10,843

Total assets	$238,764	$245,483

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$11,420	$17,204
Accrued compensation and employee benefits	5,248	5,282
Warranty provision	1,331	2,005
Restructuring Reserve	1,332	3,444
Accrued liabilities	2,629	2,485
Deferred revenue	9,224	7,131
Current portion of notes payable	1,156	1,244

Total current liabilities	32,340	38,795

Notes payable	950	1,235
Long term deferred revenue	827	877

Stockholders’ equity
Common stock	27	27
Preferred stock	—	—
Additional paid-in capital	337,738	334,162
Deferred compensation	(375)	(434)
Accumulated deficit	(133,559)	(130,206)
Accumulated other comprehensive income	816	1,027

Total stockholders’ equity	204,647	204,576

Total liabilities and stockholders’ equity	$238,764	$245,483